EXHIBIT 10.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT as defined below (this “Amendment”) is made as of April 22, 2008 between THORNBURG MORTGAGE, INC., a Maryland corporation (the “Company”), and THORNBURG MORTGAGE ADVISORY CORPORATION, a Delaware corporation (the “Manager”).

WHEREAS, the Company and the Manager entered into that certain Amended and Restated Management Agreement, dated as of July 1, 2004, as subsequently amended on March 31, 2008 (the “Amended and Restated Management Agreement”) (capitalized terms not defined herein are as defined in the Amended and Restated Management Agreement);

WHEREAS, the Company and the Manager desire to amend the Amended and Restated Management Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties to this Amendment hereby agree as follows:

1. Amendment of Base Management Fee. Section 7(a) of the Amended and Restated Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Section 7(a) to the contrary, the monthly base management fee shall be calculated to equal a minimum of $2 million.”

2. Review of Compensation for Senior Management.

Section 13 of the Amended and Restated Management Agreement is hereby amended as follows:

The title of Section 13 of the Amended and Restated Management Agreement shall be deleted and replaced with the following:

“Term; Termination Without Cause; Name Change Upon Termination of Management Agreement; Evaluation of Manager; Review and Approval of Senior Management Compensation.”

A new Section 13(e) of the Amended and Restated Management Agreement shall be added as follows:

“(e) Review and Approval of Senior Management Compensation. The Compensation Committee of the Board of Directors shall review and approve the compensation (including, but not limited to, salary, bonus and incentive awards) proposed to be paid by the Manager to all officers of the Company with the rank of Vice President and above, on at least an annual basis or upon the appointment or promotion of any officer to a position of the appropriate rank. In its review, the Compensation Committee shall consider the individual’s level of responsibility, his or her title, his or her performance in light of the achievement by the Company of stated shareholder goals and recommendations from management in determining whether or not to approve the proposed compensation.”

3. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Amended and Restated Management Agreement and any exhibits thereto shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Amended and Restated Management Agreement and any exhibits thereto, the provisions of this Amendment shall govern.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“Company”

THORNBURG MORTGAGE, INC., a Maryland corporation

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President and Chief Executive Officer

“Manager”

THORNBURG MORTGAGE ADVISORY CORPORATION, a Delaware corporation

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Managing Director

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